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                                                                   Exhibit 10.05

[DIAMOND LOGO]

                    MANAGEMENT PERFORMANCE INCENTIVE PROGRAM

I.   PURPOSE:

The Management Performance Incentive Program has been developed in order to reward employees for outstanding performance in achieving Diamond's short and long-term organizational objectives. The incentive program is constituted by a two-phase program:

A.   Profit Sharing Program

     This program is intended to reward employees for contribution towards maximizing the cooperative's annual return and for the effective execution of each individual's job requirements.

B.   Goal Achievement Program

     The goal achievement program is designed to reward outstanding performance in achieving specified outlined strategic goals and objectives associated in enhancing the profitability and the long-term viability of the Diamond association.

II.  ELIGIBILITY FOR CONSIDERATION:

To be eligible for consideration for the incentive program, you must be employed by July 1 to participate in a partial program. The degree of participation to the program would be proportionate to the portion of the year in which the individual is employed by Diamond in excess of 6 months and period covered.

III. PROGRAM DESCRIPTION:

A.   Goal Achievement Program:

     At the beginning of each calendar year, supervisors will submit each employee's goal achievement program which requires approval by the department vice president and president.

B.   Profit Sharing

     The profit share program shall trigger when the Diamond adjusted crop return exceeds the independent field price by 1 cent a pound.

C.   Program Scoring

     The goal achievement program will be measured on a scale of 0-200 consisting of 5 key objectives. Each participant will define no more than 5 key objectives based on the strategic thrust of their individual position. The objectives should be challenging and measurable.
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At the beginning of the year, program objectives will be identified on the
Management Performance Incentive Plan Appraisal Form and approved by the President/CEO. Program objectives for the President/CEO will be approved by the Board of Directors.

As a guide:

                          Points
                          ------
Exceptional                 200
Strong Performance          150
Meeting Expectation         100
Improvement Opportunity      50
Unsatisfactory                0

A participant's score may range from 0-200. Ratings below 75 reflect poor performance and a rating above 150 denotes exceptionally strong performance.

As a guide:

1. Below 100 is appropriate for a participant who failed to satisfactorily achieve one or more significant program objective indicating, among other things, lack of effort, focus or the ability to prioritize.

2. 100 is appropriate for a participant who has satisfactorily achieved 100% of their program objectives. The majority of the objectives were solid in nature and not considered highly innovative. All objectives were accomplished on time and met expectations.

3. 100 to 135 us appropriate for a participant who has produced outstanding results on several objectives and satisfactorily achieved all others. Some of the objectives were innovative in nature.

4. 135 to 170 is appropriate for a participant who met all goals and produced results which are exceptional on the majority of program objectives. Most objectives were either considered stretch goals, innovative in nature or had significant impact on the company.

5. 170 to 200 is appropriate for a participant who produced exceptional results in virtually all objectives. In addition, program objectives were considered stretch goals, innovative in nature and recognized as generating results of rare quality, significant impact and had a high risk factor.

6. Unique Contributions - A unique contribution is defined as an exceptional response to a significant unplanned event of some consequence. An increase (50 points maximum) to the program score reflects a participant's ability to respond to a significant number of unplanned activities that are not a part of basic job responsibilities or extensions of program objectives; that had significant impact on the business, and that required creativity and unique abilities for successful


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     accomplishment. Unique contribution must be identified to and approved by the department vice president or the president.

                                     EXAMPLE
                   MANAGEMENT PERFORMANCE - APPRAISAL SUMMARY

                                                                                    Total Weighted
Goal Achievement Program Rating:   Performance Rating       Weighted Value        Performance Rating
--------------------------------   ------------------       --------------       --------------------
   Objective #1                            100          x         30%        =             30
   Objective #2                            150          x         20%        =             30
   Objective #3                            150          x         20%        =             30
   Objective #4                            100          x         20%        =             20
   Objective #5                            150          x         10%        =             15
                                                                 100%        =            125
   Extraordinary Contribution                                                              10
   TOTAL                                                                                  135
Bonus Calculation:*
Goal Achievement Rating                    135          =        3.4             % Bonus Contribution
Profit Share Bonus Premium                 135          =        3.4             % Bonus Contribution
Total Bonus Earned                                               6.8             % of Base Salary

*    Calculation: Rating 135 / 200 maximum rating x 5% maximum bonus = 3.4%

     - Bonus calculation uses the example of an employee who is eligible for the following bonus as a percentage of annual base salary:

                        5% Maximum Goal Achievement Bonus
                        5% Maximum Profit Share Bonus
                        ---------------------------------
                        10% Total Maximum Bonus

          Maximum bonus level is determined by job classification

IV.  APPROVAL PROCESS:

Each supervisor will tabulate the performance and the concurrent incentive rewards for both profit sharing program and the goal achievement program which is subsequently submitted to the respective department vice president and president for ultimate approval. The goals and objectives established and the earnings recommendation must be approved by the department vice president and president.

V.   CALCULATION OF INCENTIVE PAYMENT:

Incentive payment is determined by multiplying the base salary of the individual employee by the incentive reward that has been determined for each participant.

VI.  PAYMENT OF INCENTIVE REWARDS:

The payment incentive reward will be issued on the first Friday of December of each year subject to final approval and crop pool audit.


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